Exhibit 10.53

THIS IS AN IMPORTANT LEGAL DOCUMENT. PLEASE CONFER WITH A LAWYER OR OTHER TRUSTED ADVISOR BEFORE SIGNING THIS DOCUMENT.

February 23, 2023

VIA HAND DELIVERY

Lawrence Bloch

P.O. Box 650129

West Newton, MA 02465

Re: Severance Agreement and Release

Dear Lawrence:

This letter summarizes the terms of your separation from employment with Infinity Pharmaceuticals Inc (the “Company”). The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release the Company from all legally waivable claims and to permit you to receive severance pay.

By signing this Agreement, you will be giving up valuable legal rights. For this reason, it is very important that you carefully review and understand the Agreement before signing it. The deadline for accepting this Agreement is forty-five (45) days from the date of receipt of this document. If you do not sign and return this document within the forty-five (45) day period, this offer of severance pay will expire. The Company encourages you to take advantage of this period of time by consulting with a lawyer, or other trusted advisor, before signing the document.

1. Employment Status and Final Payments:

(a) Termination Date: Your termination from employment with the Company will be effective as of March 31, 2023 (the “Termination Date”). As of the Termination Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law.

(b) You hereby acknowledge that you have been paid all earned wages and for all accrued but unused vacation time as of the Termination Date.

(c) The Termination Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you are enrolled in the Company’s medical plans, you will be provided a benefits packet containing information on your COBRA rights and how to elect to convert to a direct pay plan under COBRA.

(d) You hereby acknowledge (i) receipt of all compensation and benefits due through the Termination Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Agreement; (ii) having reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of your or a family member’s health condition and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) you have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Company Releasees.

2. Consideration: In exchange for, and in consideration of, your full execution of this Agreement, and after the expiration of the Revocation Period set out in Section 10 below, the Company agrees as follows:

(a) Severance Pay: The Company will pay you a severance payment of $502,654.36, which is the equivalent of 52 weeks of your current base salary. This severance amount will be paid to you in a lump sum. The lump sum will be paid to you within two weeks of the expiration of the Revocation Period as set forth in Section 10.

(b) COBRA Premiums: If you elect in a timely manner to continue medical and dental insurance coverage after the Termination Date in accordance with the provisions of COBRA, the Company will pay your monthly premium payments until the earlier of: (i) March 31, 2024; (ii) the date you obtain other employment; or (iii) the date your COBRA continuation coverage would terminate in accordance with the provisions of COBRA. Thereafter, medical and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent you timely pay the premium payments yourself. Please note that if the Company, in its sole discretion, subsequently determines that all or some of its payment of the COBRA premiums are discriminatory under the Internal Revenue Code, any remaining COBRA payments shall instead be paid to you as additional severance pay over the same period that the subsidy would have been provided.

(c) Outplacement Benefits: At your request, the Company will arrange and pay for reasonable outplacement services (“Outpatient Benefits”), pursuant to and subject to the terms and conditions set forth in the Severance Benefits Plan.

(d) Equity Awards: The portion of any outstanding Company equity awards which would have vested within the one (1) year period following the Termination Date shall vest immediately upon the Release Effective Date as defined in the Severance Benefits Plan. Additionally, pursuant to the Restricted Stock Unit Award Agreement entered into between the company and you on August 11, 2022, 100% of the restricted stock units awarded thereunder shall immediately vest upon the Release Effective Date as defined in the Severance Benefits Plan.

(e) Payments: The payments set forth in this Section 2 shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes.

3. Release: This section of the Agreement is a release of legal claims. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a) In exchange for the amounts described in Section 2, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the “Company Releasees” from any and all legally waivable claims that you have against the Company Releasees. Other than as permitted in Section 3(e) and (f) below, this means that by signing this Agreement, you are agreeing to forever waive, release and discharge the Company Releasees from any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b) This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Agreement that arises from any federal, state or local law, regulation, code or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims (such as claims for wrongful discharge, tortious interference with advantageous relations, misrepresentation and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

(c) For avoidance of doubt, by signing this Agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(e) and (f) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964 (Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act (“ADA”), the ADA Amendments Act, the Equal Pay Act (“EPA”), the Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act (“FMLA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Genetic Information Non-Discrimination Act (“GINA”), the Employee Retirement Income Security Act (“ERISA”), the Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, The Massachusetts Earned Sick Leave law, the Massachusetts Pregnant Workers Fairness Act, the Massachusetts Privacy Statute, the Massachusetts Civil Rights Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Consumer Protection Act, the Massachusetts Labor and Industries Act, the anti-retaliation provisions of the Massachusetts Paid Family and Medical Leave Act, M.G.L. c. 175M, s. 9, and the Massachusetts Independent Contractor Statute, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to you.

(d) You release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by state law. This release of legal claims includes the Massachusetts Payment of Wages Act (M.G.L. ch. 149 §§148 and 150), the Massachusetts Overtime regulations (M.G.L. ch.151 §§ 1A and 1B), the Meal Break regulations (M.G.L. ch.149 §§ 100 and 101), and the Earned Sick Time Law (M.G.L. ch. 149, § 148C), and any other state wage and hour related claims arising out of or in any way connected with your employment with the Company, including any claims for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, as well as interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind relating to a wage and hour claim, to the maximum extent permitted by law.

(e) Nothing in this Section 3 or elsewhere in this Agreement (including but not limited to the accord & satisfaction, confidentiality, non-disparagement, and return of property provisions) (i) prevents you from filing a claim under the workers compensation, paid family and medical leave, or unemployment compensation statutes; (ii) limits or affects your right to challenge the validity of this Agreement under the ADEA or the Older Worker Benefits Protection Act; (iii) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies; (iv) limits or affects your right to disclose or discuss sexual harassment or sexual assault disputes; or (v) prevents you from exercising your rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees; although, by signing this Agreement you are waiving your right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive an award from a government agency.

(f) For avoidance of doubt, and to ensure clarity, while you acknowledge not having raised a claim of sexual harassment or abuse with the Company, or asserted such a claim outside the Company, nothing in this Agreement waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, whether because you are cooperating in an investigation or other legal proceeding on your own initiative or whether you have been required or requested to attend such an investigation or proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

4. Accord and Satisfaction: The amounts described in Sections 1 and 2 shall be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

5. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:

(a) in consideration for the amounts described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose on or prior to the date this Agreement was executed;

(b) you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c) you are informed in Schedule “A,” which is attached hereto, of the class, unit or group of individuals considered for this termination program, the job title and ages of all individuals selected for the program benefits and the job title and ages of all individuals in the same job classification or organizational unit who are not selected for the program benefits;

(d) you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(e) in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company Releasees or their attorneys with the exception of those promises described in this document.

6. Period for Review and Consideration of Agreement:

(a) You acknowledge that you have forty-five (45) days to review this Agreement and consider its terms before signing it.

(b) The 45-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

7. Company Files, Documents and Other Property: Other than as permitted in Section 3(e) and 3(f), you represent that you have returned to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, Company keys and passes, intangible information stored on hard drives or thumb drives, software passwords or codes, security passwords or codes, tangible copies of trade secrets and confidential information, names and addresses of Company customers, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”). You agree that in the event that you discover any other Company Property in your possession after the Termination Date of this Agreement you will immediately return such materials to the Company.

8. Future Conduct:

(a) The Invention, Non-Disclosure, and Non-Competition (NDA): By signing this Agreement you are acknowledging your post-employment obligations as set out in the Invention, Non-Disclosure, and Non-Competition (NDA) you signed as a condition of being hired, and you are agreeing to comply, and representing you will comply, with those obligations.

9. Representations and Governing Law:

(a) This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, between you and the Company, except for the Invention, Non-Disclosure, and Non-Competition (NDA), which shall remain in full force and effect in accordance with its terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Company and you.

(b) If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise in writing by the waiving party. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c) This Agreement and any claims arising out of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other may be commenced and maintained in state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court.

(d) This Agreement does not constitute and shall not be construed as an admission by the Company that it has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to you, and the Company expressly denies that it has engaged in any such conduct.

(e) You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

(f) This Agreement may be signed by the Parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof. The Parties also agree that an electronic signature shall have the same effect as the use of a signature affixed by hand.

10. Effective Date: If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me by April 10, 2023. You may revoke this Agreement for a period of seven (7) days after signing it. In order to revoke the Agreement, you must submit a written notice of revocation to Jeff Geary located at 1100 Massachusetts Ave, Cambridge, MA 02138; jeff.geary@infi.com. This written notice may be sent by mail, overnight mail, email or hand-delivery but must be received by Jeff Geary no later than 11:59 pm on the seventh day. The Agreement will not become effective or enforceable, and no payments will be made, until the expiration of the revocation period without you exercising your right of revocation (“Effective Date”).

Very truly yours,
Infinity Pharmaceuticals, Inc

By:	/s/ Adelene Perkins
Adelene Q. Perkins
Authorized Representative of the Company.

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:
/s/ Lawrence Bloch
Lawrence Bloch

Date: March 29, 2023

IF YOU DO NOT WISH TO USE THE ENTIRE 45-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Lawrence Bloch, acknowledge that I was informed and understand that I have 45 days within which to consider the attached Severance Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 45 day period.

Dated: March 29, 2023	/s/ Lawrence Bloch
Lawrence Bloch

SCHEDULE “A”

Federal law requires that when an employee who is 40 or more years of age is provided certain benefits and asked to sign a release agreement in connection with a group employment termination program, the employee must be provided with certain information.

You and other employees selected for a group employment termination program are eligible to receive certain severance benefits from the Company as described in the attached Severance Agreement and Release (the “Agreement”) that the Company has given you to consider. To receive the benefits described in the Agreement, you must sign the Agreement and return it by overnight mail, hand delivery, regular or email to Jeff Geary, by the deadline set forth in the Agreement.

The decisional unit considered in connection with your group employment termination program is Infinity Pharmaceuticals Inc.

The Company is providing you with information on the accompanying chart showing the number of employees in your decisional unit, who are selected and not selected for the severance benefits described in the Agreement, by department, age and job title. If an employee is listed as “not selected,” this is because, as of the date indicated below, the employee’s employment will not be terminated as part of this group employment termination program, the employee was transferred to an alternative role in the Company in lieu of separation, or the employee is not otherwise eligible for severance benefits. The employees who are listed as “selected” are those terminated from employment as part of this group employment termination program and who are eligible for severance benefits.

As set forth in the attached Agreement, you have up to 45 calendar days to review and sign the Agreement and return it to the Company. You will have 7 calendar days after you sign the Agreement to change your mind and revoke the Agreement; if you do not do so, the Agreement will be effective on the 8th calendar day after you sign the Agreement. You will not receive the severance benefits described in the Agreement until the expiration of this 7-calendar day period without you exercising your right of revocation.

The attached chart was prepared as of February 17, 2023, and the ages below are as of that date. This information is subject to change and may be affected by future employment decisions. If you have any questions about this information, contact Jeff Geary.

Department	Job Title	Age	Selected	Not Selected
Accounting & Control	Senior Accounts Payable Coordinator	67		x
Accounting & Control	Senior Accounting Manager	32		x
Accounting & Control	Senior Director, Controller, Accounting	42		x
Clinical Development	Director of Clinical Sciences	44		x
Clinical Development	Clinical Scientist	61		x
Clinical Development	Chief Medical Officer	62		x
Clinical Development	Senior Director, Clinical Development	60		x
Clinical Operations	Senior Director, Medical Writing	41		x
Clinical Operations	Senior Clinical Project Manager	35		x
Clinical Operations	Vice President, Clinical Operations	49		x
Enterprise Applications	Senior Engineer, Business Informatics	54		x
Facilities Operations	Office Manager	58		x
Financial Planning & Analysis	Associate Director, Financial Planning & Analysis	36		x
Financial Planning & Analysis	Vice President, Finance	56		x
G&A Management	Senior Administrative Manager	63	x
G&A Management	President	57	x
G&A Management	Chair and Chief Executive Officer	63		x
Human Resources	Director, Human Resources	44		x
Legal—Corp	Associate General Counsel	42		x
Legal—Corp	Chief Business Officer	44		x
Pharmaceutical Development	Director, CMC Project Leader	41		x
Pharmaceutical Development	Vice President, Pharmaceutical Development	59		x
Pharmaceutical Development	Senior Director, Chemical Development	55		x
Pharmaceutical Development	Director, Analytical Development & CMC Regulatory	44		x
Pharmaceutical Development	Associate Director, Chemical Development	51	x
Pharmaceutical Development	Manager, Analytical Development	54	x
Quality Assurance	Vice President, Quality	53		x
Research Management	Chief Scientific Officer	52		x
Supply Operations	Senior Director, Product Development & Supply Operations	41		x
Supply Operations	Associate Director, Supply Operations	40		x
Translational Science	Director, Translational Science	50		x
Translational Science	Associate Director, Bioinformatics & Translational Science	30		x